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                                                                   Exhibit 10.27

                                                         Draft of April 26, 1999


INSTRUMENT OF INDEMNIFICATION

                  WHEREAS, The Goldman Sachs Group, Inc. ("GS Inc.") desires that (a) each Schedule I Limited Partner, each Schedule II Limited Partner (each as defined in the Memorandum of Agreement as hereinafter defined) and certain former partners of The Goldman Sachs Group, L.P. ("GS Group"), Goldman, Sachs & Co., J. Aron and Company and affiliates thereof, who or which have accepted or consented to and are participating in the Plan of Incorporation (the "Plan") proposed by the General Partner of GS Group and approved at a meeting on March 8, 1999 by the Schedule II Limited Partners having 51% or more in interest in the profits of GS Group pursuant to Article I, Section 14 of the Memorandum of Agreement, amended and restated as of November 28, 1998, as amended (the "Memorandum of Agreement"), (b) other former partners of GS Group or Goldman, Sachs & Co. and certain other persons or entities who or which have executed and delivered to GS Group an Acceptance Document and Power of Attorney for Persons Entitled to Capital Awaiting Settlement (each such former partner or other person or entity, a "CAS Indemnitee"), (c) Sumitomo Bank Capital Markets Inc. ("SBCM") and (d) Kamehameha Activities Association ("KAA") (such Schedule I Limited Partners, Schedule II Limited Partners, former partners, CAS Indemnitees, SBCM and KAA, herein collectively, the "Indemnitees") be indemnified as provided herein;
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                  WHEREAS, GS Inc. desires to assume the obligations of such
Indemnitees as are parties to the Indemnification Agreement, dated as of November 30, 1996, among the signatories thereto (the "Indemnification Agreement"), under the Indemnification Agreement;

                  WHEREAS, GS Inc. has determined that it is desirable and in its best interest to indemnify the Indemnitees and assume the obligations thereof under the Indemnification Agreement as an inducement to the approval of the Plan and for other good and valid consideration.

                  This Instrument witnesseth

                  1. GS Inc. hereby indemnifies, to the full extent provided by law, each Indemnitee, each director, officer and trustee thereof, each person who was formerly such a director, officer or trustee, and the estate of any such person (each, an "Indemnified Person") in the event such Indemnified Person is made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Indemnitee or its predecessor in interest was a general or limited partner, stockholder, member, director, officer, employee or agent of GS Group, Goldman, Sachs & Co., J. Aron and Company or any Affiliate or Subsidiary thereof (each as defined in the Memorandum of Agreement) or is serving or served at the request of any of such persons as a general or limited partner, stockholder, member, director, officer, employee or agent of another partnership, corporation, limited


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         liability company, joint venture, trust or other enterprise; provided that no indemnification or reimbursement shall be made to an Indemnified Person in respect of conduct that is or was a breach of the Memorandum of Agreement or to the extent that a final judgment or other final adjudication binding upon the Indemnified Person establishes that the acts or omissions of such Indemnified Person resulted from such Indemnified Person's bad faith, fraud or willful criminal act or omission; and provided, further, no indemnification or reimbursement shall be made in respect of indebtedness incurred by an Indemnified Person in his, her or its individual capacity to GS Group, GS Inc., Goldman, Sachs & Co., J. Aron and Company or any Affiliate or Subsidiary (each as defined in the Memorandum of Agreement) or in respect of any guarantee by an Indemnified Person in such capacity of debt owed to any such person. GS Inc. agrees promptly to reimburse upon the incurrence thereof the reasonable expenses, including attorneys fees, of any Indemnified Person incurred in defending or investigating any action, suit or proceeding, or any alleged action, suit or proceeding, provided that such Indemnitee shall repay such expenses if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified hereunder by GS Inc. An Indemnified Person shall be entitled to indemnification hereunder of its expenses in a proceeding to enforce its rights under this Instrument if the Indemnified Person is successful (in whole or in part) in such proceeding. The foregoing indemnity shall extend to any Liabilities (as


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         defined in the Memorandum of Agreement) for which an Indemnified Person may be liable or to which an Indemnified Person may be subject. Notwithstanding any other provision in this Instrument, the foregoing indemnity shall not extend to any taxes imposed on, or with respect to, the gross or net income of any Indemnified Person regardless of whether such income is derived from the activities of GS Group, Goldman, Sachs
         & Co., J. Aron and Company or any of their affiliates except to the extent such taxes are imposed in respect of payments otherwise made pursuant to this Instrument, in which case such Indemnified Person's Losses shall include an amount not greater than the net taxes payable (taking into account any deductions or other tax benefits available to the Indemnified Person as a result of the expense or loss in respect of which such payment is made).

                  2. (a) GS Inc. shall not have any liability to indemnify under
         Section 1 unless it receives prompt notice from the Indemnified Person seeking such indemnification of the initiation or threat known to the Indemnified Person of an action, suit or proceeding as to which indemnification is sought.

                  (b) In case any action, suit or proceeding for which indemnification is available under Section 1 shall be brought against any such Indemnified Person and such Indemnified Person notifies GS Inc. of the commencement thereof, GS Inc. may seek to participate therein and, to the extent that GS Inc. shall wish, to assume the defense thereof. GS Inc. shall not be responsible for or be required to pay the fees and expenses of more than one counsel representing all


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         Indemnified Persons, GS Inc. and its predecessors or affiliates in defending such action, suit or proceeding (in addition to a single firm of local counsel). In addition, the Indemnified Persons shall be entitled to employ one separate counsel for such Indemnitees in such action, suit or proceeding at the expense of GS Inc. if such Indemnitees reasonably conclude that if they did not there would be a conflict of interest between GS Inc. (and its predecessors or affiliates) and such Indemnified Person.


                  (c) GS Inc. shall not be liable hereunder for amounts paid in settlement of any action or claim effected without GS Inc.'s prior written consent, which shall not be unreasonably withheld.

                  3. GS Inc. hereby assumes the obligations as an Indemnifying Party (as defined in the Indemnification Agreement) of each Indemnitee who is a signatory of the Indemnification Agreement, as though GS Inc. were such Indemnifying Party.

                  4. (a) GS Inc. shall, to the extent practicable, make any payments, whether of damages, claims, liabilities, costs or expenses, required to be made by an Indemnified Person as a result of an action, suit or proceeding as to which GS Inc. has indemnified hereunder directly to the party to which the Indemnified Person would otherwise make a payment.

                  (b) Any payments otherwise required to be made by GS Inc. hereunder shall be offset by any and all amounts received by an Indemnified Person from


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         any other indemnitor or under one or more liability insurance policies maintained by an indemnitor or otherwise and shall not be duplicative of any other payments received by an Indemnified Person from GS Inc. in respect of the matter giving rise to the indemnity hereunder. The rights of an Indemnified Person hereunder shall not affect or be affected in any way by the rights of an Indemnified Person under any other agreement, arrangement, resolution or instrument providing indemnification or expense advancement or reimbursement, other than through the elimination of any right to duplicative payments as provided in the immediately preceding sentence. Without limiting the foregoing, the rights of any Indemnified Person under the resolution of the Executive Committee of GS L.P., adopted on May 12, 1997 (the "Resolution") shall remain in full force and effect insofar as an Indemnified Person has any rights thereunder with respect to the acts, omissions and status of such person through the date of this Instrument. The execution and delivery of this Instrument shall constitute notice, effective as of the date of this Instrument, that the Resolution is rescinded insofar as it relates to the acts, omissions and status of such person after the date of this Instrument. When an Indemnified Person is entitled to indemnification, expense advancement or reimbursement under this Instrument and any other agreement, arrangement, resolution or instrument of GS Inc. or The Goldman Sachs Group, L.P., the Indemnified Person may choose to pursue its rights under one or more, but less than all, of such applicable agreements, arrangements, resolutions or instruments,



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         in which case such Indemnified Person need only comply with the standards and procedures of the agreements, arrangements, resolutions or instruments under which it chooses to pursue its rights.

                  5. GS Inc. on its own behalf and on behalf of Goldman, Sachs & Co., J. Aron and Company and each Affiliate and Subsidiary, hereby irrevocably releases each Indemnified Person from any and all causes of action, suits, damages, claims and demands whatsoever, whether at law or in equity, which GS Inc. may have as successor to GS Group arising out of an Indemnitee's partnership or other interest in GS Group and/or its Affiliates and Subsidiaries or arising out of the conduct of such Indemnitee as a general or limited partner, stockholder, member, director, officer or employee thereof engaged in the conduct of the business thereof; provided that this release shall not extend to conduct that a final judgment or other final adjudication binding upon the Indemnitee determines resulted from such Indemnified Person's bad faith, fraud or willful criminal act or omission; and provided, further, that this release shall not extend to representations or warranties made or agreements entered into by an Indemnitee in connection with the Plan, to conduct that is or was a breach of the Memorandum of Agreement or to indebtedness incurred by an Indemnified Person in his, her or its individual capacity to GS Group, GS Inc., Goldman, Sachs & Co., J. Aron and Company or any Affiliate or Subsidiary or to any claims that may be made by any such person for payment or reimbursement if and to the extent any such person


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         shall have performed under any guarantee of indebtedness incurred by an
         Indemnified Person in such capacity.

                  6. This Instrument shall inure solely to the benefit of the Indemnified Persons, and their respective heirs, executors, administrators and successors, and no other person shall acquire or have any right under or by virtue of this Instrument.

                  7. GS Inc. expressly reserves the right to make all determinations under this Instrument, including determinations as to whether an Indemnitee has accepted the Plan, and all such determinations by GS Inc. shall be final and binding upon all parties hereto and beneficiaries hereof.

                  8. THIS INSTRUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. ANY DISPUTES ARISING HEREUNDER SHALL BE GOVERNED BY THE PROVISIONS OF SECTION 16. "OTHER - ARBITRATION" OF THE PLAN.

                  9. This Instrument is coupled with an interest and shall be irrevocable by GS Inc., its successors and assigns.


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                  In witness thereof, The Goldman Sachs Group, Inc. by its duly authorized officer has executed and delivered this Instrument in New York, New York this ____ day of May 1999.


                                             The Goldman Sachs Group, Inc.

                                             By: _______________________________


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